NUMBER 106

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

SHARES

Medicine Man Technologies, Inc.

TOTAL AUTHORIZED ISSUE
24,000,000 SHARES PAR VALUE $.001 EACH
COMMON STOCK

See Reverse for Certain Definitions

This is to Certify that ______________________________ is the owner of

______________________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

SECRETARY

PRESIDENT